EXHIBIT 99.1

newsrelease

   CTS CORPORATION Elkhart, Indiana 46514 • (574) 293-7511

July 21, 2003

FOR RELEASE: Immediately

CTS SIGNS NEW THREE-YEAR REVOLVING CREDIT AGREEMENT

Elkhart, IN…CTS Corporation (NYSE: CTS) today announced that, effective July 14, 2003, it has entered into a new senior secured, three-year revolving credit agreement with its four major financial institutions.

The new credit facility, in the amount of $55 million, replaces the prior senior secured, revolving credit facility which was scheduled to expire at the end of 2003.  CTS was drawn in the amount of $18.3 million against its revolving credit facility at the end of June 2003.

“The new credit facility with more favorable terms and better pricing is reflective of the Company’s stronger balance sheet and a supportive bank group,” said Vinod M. Khilnani, Chief Financial Officer, CTS Corporation.

_________________

Statements about the Company’s earnings outlook and its plans, estimates and beliefs concerning the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations.  Actual results may differ materially from those reflected in the forward-looking statements due to a variety of factors which could affect the Company’s operating results, liquidity and financial condition.  We undertake no obligations to publicly update or revise any forward-looking statements.  Factors that could impact future results include among others: the general market conditions in the automotive, computer and communications markets, and in the overall worldwide economies; reliance on key customers; the Company’s capabilities to implement measures to improve its financial condition and flexibility; the Company’s successful execution of its ongoing cost-reduction plans; pricing pressures and demand for the Company’s products, especially if economic conditions worsen or do not recover in the key markets for the Company’s products; changes in the liability insurance markets which might impact the Company’s capability to obtain appropriate levels of insurance coverage; the effect of major health concerns such as Severe Acute Respiratory Syndrome (SARS) on our employees, customers and suppliers; and risks associated with our international operations, including trade and tariff barriers, exchange rates and political and geopolitical risks. Investors are encouraged to examine the Company’s SEC filings, which more fully describe the risks and uncertainties associated with the Company’s business.

_________________

CTS Corporation is a leading designer and manufacturer of components and sensors, and EMS for the automotive, computer and communications markets. The Company manufactures products in North America, Europe and Asia. Worldwide sales coverage is accomplished through a network of direct sales personnel, independent manufacturers’ representatives and electronic distributors.  The Company’s stock is traded on the NYSE under the ticker symbol “CTS.” To find out more, visit the Company’s website at www.ctscorp.com.

Contact:	Vinod M. Khilnani, Sr. Vice President and Chief Financial Officer, or
George T. Newhart, Vice President Investor Relations
CTS Corporation
905 West Boulevard North
Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-0251
www.ctscorp.com